Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE


                                         Client:  Alamosa PCS Holdings, Inc.

                                       Contacts:  Kendall Cowan, CFO
                                                  Alamosa PCS
                                                  806-722-1100
                                                  kcowan@alamosapcs.com

                                                  Ken Dennard, Managing Partner
                                                  Easterly Investor Relations
                                                  713-529-6600
                                                  kdennard@easterly.com

                   ALAMOSA PCS BECOMES LARGEST SPRINT PCS
        NETWORK PARTNER WITH COMPLETION OF THE ROBERTS WIRELESS AND
                     WASHINGTON OREGON WIRELESS MERGERS

LUBBOCK, Texas, Feb. 14 /PRNewswire/ - Alamosa Holdings, Inc. (Nasdaq:APCS
- news), The 1999 Sprint PCS Affiliate of the Year, today announced that it has completed its merger with two Sprint PCS Network Partners, Roberts Wireless Communications, LLC ("Roberts") and Washington Oregon Wireless, LLC ("WOW"). The transactions were structured as tax-free mergers that combined these two valuable Sprint PCS Network Partners with Alamosa PCS Holdings, Inc. The mergers created a new public holding company, called Alamosa Holdings, Inc. Alamosa, the nation's largest Sprint PCS Network Partner, increased its licensed population by 47 percent from 8.5 million residents to 12.5 million residents. The combined company had 166,127 subscribers made up of 132,940 for Alamosa and 33,187 for Roberts and WOW as of December 31, 2000.

Roberts' service area, which includes 2.5 million people, is in the attractive areas surrounding Kansas City, the world headquarters of Sprint PCS, and St. Louis, including the Interstate 70 corridor connecting the two cities. Roberts currently covers approximately 1.5 million people. Alamosa Holdings issued 13.5 million shares and paid approximately $4.0 million in cash to Roberts' owners and assumed $56.0 million of debt.

WOW's service area, which includes 1.5 million people, includes the attractive market areas of Ellensburg, Yakima and Kennewick, Washington and key travel corridors within Washington and Oregon. The WOW network currently covers approximately 0.8 million people and will eventually cover more than 1.2 million people by the end of 2001. Alamosa Holdings issued
6.05 million shares and paid approximately $12.5 million in cash to WOW's owners and assumed $31 million of debt.

Alamosa also closed the $280 million senior secured credit facility led by Salomon Smith Barney, Toronto Dominion, First Union and the Export Development Corporation. Proceeds will be used to refinance existing indebtedness of Alamosa, Roberts and WOW, fund remaining network build and general corporate purposes. The senior secured facility was successfully syndicated through 13 participating lenders.

"We are very pleased to have completed the mergers and closed on our new senior secured credit facility with broad based support," said David E. Sharbutt, chairman and chief executive officer of Alamosa PCS. "We expect these transactions to produce significant value for our shareholders as we expand our market presence with these attractive footprints."

Alamosa PCS Holdings, Inc., The 1999 Sprint PCS Affiliate of the Year, is a Sprint PCS Network Partner providing Sprint PCS wireless personal communication services in the southwestern and midwestern United States. Alamosa PCS has the exclusive right to provide digital wireless personal communication services under the Sprint PCS brand throughout its designated territory primarily located in Texas, New Mexico, Arizona, Colorado and Wisconsin.

Sprint PCS operates the largest 100 percent digital, 100 percent PCS nationwide wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. For more information, visit the Sprint PCS web site at www.sprintpcs.com. Sprint PCS is a wholly-owned tracking group of Sprint Corporation (NYSE: PCS - news) trading on the NYSE under the symbol "PCS".

Sprint is a global communications company -- at the forefront of integrating long-distance, local and wireless communications services, and a large carrier of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $23 billion in annual revenues and serves more than 20 million business and residential customers.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: failure to satisfy the conditions to closing the acquisitions or financings described in the above communication; costs related to the acquisitions; the risk that the acquisitions will not be integrated successfully; delays in network construction and launch; increases in network construction costs; Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's National service plans or fee structure with us; change in population; increased competition in our markets; and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Prospectuses filed on February 4, 2000, its Form 10-K for the year ended December 31, 1999 and in subsequent filings with the Securities and Exchange Commission.